Exhibit 99.1

Ecoark Holdings Provides Update on Divestiture of Non-core Assets, Management and Board of Director Changes

Rogers, AR – May 17, 2018 – Ecoark Holdings, Inc. (“Ecoark”), to be renamed Zest Technologies, Inc., (OTCQX: ZEST), today announced it has entered into letters of intent for the sale of the key assets of Sable Polymer Solutions, LLC, as well as the sale of its Pioneer Products subsidiary. The sale of these assets is part of the Company’s previously stated corporate strategy to divest all non-core holdings as the Company moves toward a sole focus on Zest Labs, an AgTech company. Ecoark expects to complete these transactions in its second fiscal quarter (prior to September 30, 2018) and will use all proceeds towards growth capital for Zest Labs.

The Company also announced it has reduced the size of its Board of Directors to six members and accepted the resignations of Susan Chambers and Terrence Mathews effective May 11, 2018. Ecoark is grateful for the contributions, insight and guidance provided by these industry leaders and wishes them the best in their future endeavors.

To accommodate his desire to launch a private equity fund, the Company also announced today that its Chief Financial Officer, Jay Puchir, has resigned effective May 11, 2018. Mr. Puchir has agreed to stay on in an advisory role for six months to help with the transition. Mr. Puchir has made significant contributions and been instrumental in Ecoark’s fund raising efforts since he joined the company in December 2016.

About Ecoark Holdings, Inc.

Ecoark Holdings, Inc., to be renamed Zest Technologies, Inc., (OTCQX: ZEST) is focused on improving the agriculture and supply chain industries through AgTech solutions for growers, processors, ranchers, restaurants and retail grocers. The Company offers a suite of proven solutions that address the $161 billion fresh food waste problem, improve delivered freshness, and provide true transparency for the fresh produce, meat and seafood supply chains. To learn more about Zest Labs, please click here. To watch a video about Zest Fresh, please click here.

Forward Looking Statement

This release contains forward-looking statements, including, without limitation, statements concerning the business and possible or assumed future results of operations of Zest Labs; and statements concerning the ability of Zest Labs’ technology to improve delivered quality consistency, significantly reduce perishable food waste, drive sustainability, and increase efficiency in the industry. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: access to growth capital on favorable terms; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contacts:

Investor Relations:

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Public Relations:

Keith Watson

fama PR

617-986-5001

ecoark@famapr.com